Exhibit 99.1

The Michaels Companies Announces Secondary Offering of 18 Million Shares of Common Stock by Selling Stockholders and Repurchase by the Company of a Portion of Such Common Stock

Company Updates Guidance for Fourth Quarter of Fiscal 2016

IRVING, Texas, January 24, 2017 — The Michaels Companies, Inc. (NASDAQ: MIK) (the “Company”) today announced that certain of its stockholders (the “Selling Stockholders”) intend to offer for sale 18 million shares of the Company’s common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”), of which the Company intends to purchase from the underwriter 8 million shares of such common stock.

In conjunction with this offering, the Company announced that based on actual results through the twelve weeks ended January 21, 2017 and estimated results for the last week of the quarter, comparable store sales for the fourth quarter of fiscal 2016 are anticipated to be in the range of (-0.9%) to (-1.5%) and fourth quarter adjusted diluted earnings per common share is expected to be $0.94 to $0.95, based on diluted weighted average common shares of approximately 203 million and including a reduction of approximately $30 million in performance based compensation from the comparable prior year period.

The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by the Company.

The Company’s per-share purchase price for the repurchased shares will be the same as the per-share purchase price payable by the underwriter to the Selling Stockholders.

BofA Merrill Lynch will act as underwriter for the offering.

A registration statement relating to these shares was filed with the SEC on July 9, 2015, and became effective upon filing. The offering of these shares will be made only by means of a prospectus. Before you invest, you should read the prospectus, the registration statement and the documents incorporated by reference in that registration statement, as well as the prospectus supplement related to this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  When available, copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from BofA Merrill Lynch NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America’s largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of December 31, 2016, the Company owned and operated 1,370 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s.  The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry.  The Michaels Companies, Inc. produces a number of exclusive private brands including Recollections®, Studio Decor™, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, and Sticky Sticks®.

Forward-Looking Statements:

The expected ranges contained in this news release are preliminary and may change materially. This information is unaudited.  We have not begun our normal quarterly and annual closing and review procedures for the quarter and year ending January 28, 2017, and there can be no assurance that final results for our fourth quarter or annual period will not differ from our expected results, including as a result of post-holiday sales and the impact of inclement weather conditions or as a result of quarter-end and annual closing procedures or review adjustments. In addition, the expectations for this quarter-to-date period and the fourth quarter will be subject to quarter and year-end closing procedures and/or adjustments, and should not be viewed as a substitute for our full interim unaudited and annual audited financial statements prepared in accordance with United States generally accepted accounting principles. As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on this preliminary financial information.  Certain information contained in this news release, particularly information regarding management’s expectations concerning the Company’s expected performance, completion of the offering and the repurchase by the Company, constitute forward-looking statements. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, market conditions, risks associated with our substantial outstanding indebtedness of $2.8 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, risks associated with executing or integrating an acquisition, a business combination or major business initiative, and other risks and uncertainties including those identified under the heading “Risk Factors” included in the prospectus, the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2016, which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

Kiley F. Rawlins, CFA

972.409.7404

Kiley.Rawlins@michaels.com

ICR, Inc.

Farah Soi

203.682.8200

Farah.Soi@icrinc.com

or

Financial Media Contact:

ICR, Inc.

Jessica Liddell

203.682.8200

Michaels@icrinc.com